Exhibit 10.3

Kellogg Company
Long Term Incentive Plan
OPTION TERMS AND CONDITIONS
For Performance Year 2020, Options awarded in 2021

1.Type of Award: Kellogg Company awards to you and you accept an option to purchase the number of shares of Kellogg Company Common Stock ($0.25 par value) (the “Common Stock”) at the option price per share on the date of award described in the Employee Compensation Statement and distributed to you by your manager (such document, together with the Terms and Conditions, being the “Option”). This Option will be forfeited if you are terminated, retired, on long-term disability, on a severance, leave of absence, or otherwise not an active employee on the date of grant.
This Option is not a tandem grant nor an Incentive Stock Option under the provisions of the U.S. Internal Revenue Code and, notwithstanding any other provision of this Option or the Kellogg Company 2017 Long Term Incentive Plan (the “Plan”), it must be exercised prior to or on the expiration date ten (10) years from the Award Date (the “Expiration Date”).
2.Vesting: This Option vests and becomes exercisable in equal installments over three (3) years: one-third on the first anniversary date of the grant, one-third on the second anniversary date of the grant and the remaining one-third on the third anniversary date of the grant. It is your responsibility to exercise this Option prior to or on its Expiration Date, just as is the case with any other employee stock option. Kellogg Company has no obligation to notify or contact you prior to the Expiration Date of this Option, or any other option. This Option partially vests if your employment with Kellogg Company or any of its subsidiaries (the “Company”) terminates because of death, Disability (as defined in the Plan) or Retirement (as defined in the Plan). Vesting in those cases will be pro-rated based on the number of days you were employed during the applicable vesting period of the award. If your employment terminates because of death, the legal representative of your estate or your beneficiary, if so designated, may exercise the vested portion of this Option on or before the first to occur of the Expiration Date and two days after the first anniversary of your death. If your employment terminates because of Disability or Retirement, you may exercise the vested portion of this Option on or before the first to occur of the Expiration Date and the day after the fifth anniversary of your termination of employment due to Disability or Retirement. Retirement under the Plan is the same as the participant’s defined benefit pension-based eligibility criteria for those that receive a defined benefit pension from the Company.  If you do not have a defined benefit pension from the Company, Retirement means you terminate employment with the Company on or after you have attained age 55 with at least five years of service with the Company and your combined age and years of service equal at least 65.

For example, a participant who has attained age 55 and 7 months and who has 9 years and 8 months of service will have a combined age and service over 65.
Except as set forth in Section 3, if the Company terminates your employment for cause as that term is defined in the Plan, vesting stops as of the date of your termination of employment and any vested portion of this Option must be exercised by you on or before such termination date (or the Expiration Date, if earlier). Any unvested Options or any vested and unexercised Options outstanding on the date of termination shall be forfeited by you and cancelled by the Company.
Except as set forth in Section 3, if the Company terminates your employment without cause or if you voluntarily terminate employment, vesting stops as of your date of termination of employment and any vested portion of this Option must be exercised by you on or before the first to occur of the Expiration Date and the date that is three months and one day following the date of your termination of employment. Any unvested Options outstanding on the date of termination shall be forfeited by you and cancelled by the Company.
3.Change of Control: In the event of a Change of Control, as defined in the Plan, this Option becomes fully exercisable and vested as of the date of such Change of Control if the award has not been assumed or replaced by a Substitute Award, as defined below.
An award will qualify as a Substitute Award (“Substitute Award”) if it is assumed by any successor corporation, affiliate thereof, person or other entity, or replaced with awards that, solely in the discretionary judgment of the Compensation and Talent Management Committee of the Board of Directors of Kellogg Company (the “Committee”), preserves the existing value of the outstanding Option at the time of the Change of Control and provide vesting and other terms and conditions, as applicable, that are at least as favorable to participants as vesting and other terms and conditions applicable to the Option (including the terms and conditions that would apply in the event of a subsequent Change of Control).
If and to the extent this Option is assumed by a successor corporation (or affiliate, person or other entity thereto) or is replaced with a Substitute Award, then such Substitute Award shall remain outstanding and be governed by its respective terms and the provisions of the applicable plan.
If this Option is assumed or replaced with a Substitute Award and your employment with the Company is thereafter terminated (i) by the Company or successor, as the case may be, for any reason other than cause; or (ii) you are eligible to participate in the Kellogg Company Change of Control Severance Policy for Key Executives, for Good Reason (as defined in that Policy), in each case, within the two-year period commencing on the date of the Change of Control, then all Substitute Awards for you will fully vest immediately as of the date of your termination and will be fully exercisable subject to the terms and conditions of that award; provided, however, that Options that become exercisable in accordance with this Section shall remain exercisable until the earlier of (x) expiration of the original term or (y) the second anniversary of the date of termination.

4.Non-Solicitation: As a condition for receipt of this Option, and in consideration of the compensation and benefits provided pursuant to this Option, the sufficiency of which is hereby acknowledged, acceptance of this Option is agreement by you that during your active employment and thereafter for a period of two years, you shall not, without the prior written consent of the Chief Legal Officer, directly or indirectly employ, solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor), or otherwise encourage to leave the Company any person who is, or at any time during the previous year was, an officer, director, representative, agent or employee of the Company ; or directly or indirectly divert or take away or attempt to divert or take away any customers, business or suppliers of the Company upon whom you called, serviced, or solicited, or with whom you became acquainted as a result of your employment with the Company.
5.Non-Disparagement of the Company: As a condition for receipt of this Option, and in consideration of the compensation and benefits provided pursuant to this Option, the sufficiency of which is hereby acknowledged, acceptance of this Option is agreement by you that during the term of your active employment and thereafter, you will not engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees.
6.Preservation of Company Confidential Information: As a condition for receipt of this Option, and in consideration of the compensation and benefits provided pursuant to this Option, the sufficiency of which is hereby acknowledged, acceptance of this Option is agreement by you that you will not (without first obtaining the prior written consent in each instance from the Company) during the term of your employment and thereafter, disclose, make commercial or other use of, give or sell to any person, firm or corporation (other than agents or representatives of the Company in furtherance of your duties), any information received directly or indirectly from the Company or acquired or developed in the course of your employment, including, by way of example only, trade secrets (including organizational charts, employee information such as credentials, skill sets, salaries and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company.
7.Exercise: If the exercise of this Option within the time periods set forth herein is prevented by the provisions of Section 16.6 of the Plan, the Option shall remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the Expiration Date.
This Option may be exercised, in whole or in part during the term, by contacting Merrill Lynch at 1-866-866-4050 or 1-609-818-8669 (outside of the U.S., Canada, or Puerto Rico), or the Merrill Lynch Grand Rapids Office at 1-877-884-4371 or 1-616-774-4252 (outside of the U.S., Canada, or Puerto Rico). You will have until the market close on the Expiration Date to exercise your stock options. If your Expiration Date falls on a weekend or a New

York Stock Exchange holiday, you must exercise by the market close on the trading day prior to your Expiration Date. This Option may be exercised by paying the exercise price in cash or surrendering (or attesting to) shares of Common Stock duly owned by you as provided in the Plan, based on the Fair Market Value (as provided in the Plan) or via a buy/sell exercise with Merrill Lynch.
You agree and understand that applicable securities laws and stock option exchange rules may restrict your right to exercise this Option or to dispose of any shares, which you may acquire upon any such exercise and may govern the manner in which such shares must be sold. You acknowledge access to a copy of the Plan and the prospectus (including all supplements and amendments thereto) most recently issued by the Company under the Securities Act of 1933, as amended relating to the Plan. The prospectus consists of a Statement of General Information and a Statement of Availability of Information. You also acknowledge that you have no right to receive any future option grants.
8.Taxes: The Company shall have the right to deduct or otherwise require any payment by you of any Federal, state, local or foreign taxes required by law to be withheld. The Company has the right to deduct or require this payment prior to, and as a condition precedent to, issuing or delivering any shares of Common Stock, to you pursuant to this Option. Subject to any terms and conditions which the Committee may impose, the required withholding obligation may be satisfied by reducing the number of shares of Common Stock otherwise deliverable pursuant to this Option. You acknowledge that (i) the ultimate liability for any and all taxes is and remains your responsibility, (ii) the Company makes no representations or undertaking regarding the amount or timing of any taxes, (iii) the Company does not commit to structure the terms of this Option or any aspect of the transfer of the shares to reduce or eliminate your liability for taxes, and (iv) in no event shall the Company be liable for any tax or other costs to you that may arise under Section 409A of the Internal Revenue Code of 1986 (the “Code”).
9.No Reload: You will not receive any accelerated ownership feature or “reload” options when this Option is exercised or when any tax withholding is paid using shares of Common Stock or otherwise.
10.Governing Law: This Option shall be construed according to the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict laws) to the extent not superseded by Federal U.S. law.
11.Recoupment: If at any time (including after a notice of exercise has been delivered), the Committee, including any person authorized pursuant to Section 3.2 of the Plan (an “Authorized Officer”):
(a)    reasonably believes that you have engaged in “Detrimental Conduct” (as defined below), then the Committee or an Authorized Officer may suspend your right to exercise this Option pending a determination of whether you have engaged in Detrimental Conduct;

(b)    determines that you have engaged in “Detrimental Conduct” (as defined below), then this Option and all rights thereunder shall terminate immediately without notice effective the date on which you engage in such Detrimental Conduct, unless terminated sooner by operation of another term or condition of this Option or the Plan; and/or
(c)    determines you have engaged in “Detrimental Conduct” (as defined below), then you may be required to repay to the Company, in cash and upon demand, the Option Proceeds (as defined below) resulting from the sale or other disposition (including to the Company) of shares of Common Stock issued or issuable upon exercise of this Option if the sale or disposition was effected after the Detrimental Conduct occurred.
The term “Option Proceeds” means, with respect to any sale or other disposition (including to the Company) of shares of Common Stock issued or issuable upon exercise of this Option, an amount equal to the number of shares of Common Stock sold or disposed of multiplied by the difference between the market value per share of Common Stock at the time of such sale or disposition and the exercise price.
The return of Option Proceeds under paragraph (c) is in addition to and separate from any other relief available to the Company due to your Detrimental Conduct.
“Detrimental Conduct” means conduct that is contrary or harmful to the interest of the Company, including, but not limited to, (i) conduct relating to your employment for which either criminal or civil penalties against you may be sought, (ii) breaching your fiduciary duty or deliberately disregarding any of the Company’s policies or code of conduct, (iii) violating the Company’s insider trading policy or the commission of an act or omission which causes you or the Company to be in violation of federal or state securities laws, rules, regulations, and/or the rules of any exchange or association of which the Company is a member, including statutory disqualification, (iv) disclosing or misusing any confidential information or material concerning the Company, (v) participating in a hostile takeover attempt of the Company, (vi) engaging in an act of fraud or intentional misconduct during your employment that causes the Company to restate all or a portion of the Company’s financial statements, or (vii) conduct resulting in a financial loss to the Company even though the Company is not required to or does not actually restate all or any portion of its financial statements.
If you are an executive officer for purposes of Section 16 of the Exchange Act, any determination of whether you have engaged in an act of fraud or intentional misconduct during your employment that causes the Company to restate all or a portion of the Company’s financial statements shall be made by the Committee and shall be subject to the review and approval of the Board of Directors.
If you exercise any portion of this Option and voluntarily leave employment of the Company within one year of such exercise to work for a direct competitor of the Company, then the gain on exercise represented by the mean market price of the Common Stock on the date of exercise over the exercise price, multiplied by the number of shares purchased, less any tax withholding or tax obligations, but without regard to any subsequent market price decrease or increase (the “Net Option Proceeds”), shall be immediately due and payable in cash by you, without notice, to the Company. In addition, any unvested Options or any vested and unexercised Options outstanding on the date you went to work for a direct competitor of the Company shall be forfeited by you and cancelled by the Company. For purposes of this award (i) “a direct competitor of the Company” means any person, firm, partnership, corporation or other business or entity that sells any of the Products (as defined below) in the Geographic Area (as defined below) and any retailer that sells a private label version of any of the Products in the Geographic Area, including, without limitation, General Mills, Nestle, ConAgra, Post, Mondelez, Malt-0-Meal, Quaker, Diamond Foods, Campbell’s, PepsiCo, Hershey, Utz, Snyder’s-Lance, Cereal Partners Worldwide, Intersnack, Ulker; or any affiliate or successor to any such company, (ii) “Products” means ready-to-eat cereal products, hot cereal products, breakfast, protein or meal replacement beverages, toaster pastries, wholesome snacks including, but not limited to, cereal bars, granola bars, protein bars, crispy marshmallow treats, frozen waffles, frozen pancakes, crackers, salty snacks including by not limited to potato and tortilla chips, any other grain-based convenience foods, noodles, meat substitutes, and plant-based products, or any other product which the Company manufactures, distributes, sells or markets at the time the participant’s active employment with the Company ends, and (iii) “Geographic Area” means any territory, region or country where the Company sells any Products at any time ending on the one year period following the exercise date.
If at any time the Company determines that you have breached the non-solicitation, non-disparagement, confidentiality, or non-compete provisions of this Option, you will be obligated, to the maximum extent permitted by law, to reimburse the Company for the Net Option Proceeds paid to you pursuant to this Option. By accepting this award, you also agree and acknowledge that if you breach the non-solicitation, confidentiality, non-disparagement or non-compete provisions of this Option, because it would be impractical and excessively difficult to determine the actual damages to the Company as a result of such breach, any remedies at law (such as a right to monetary damages) would be inadequate. You therefore agree that, if you breach the non-solicitation, confidentiality, non-disparagement or non-compete provisions of this Option, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy available to it) to a temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without proof of actual damage. In addition, any unvested Options or any vested and unexercised Options outstanding on the date the Company determines you breached the non-solicitation or non-disparagement provisions of this Option shall be forfeited by you and cancelled by the Company.
The rights contained in this section shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (i) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with you, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission).
12.Offsets: Any amounts the Company owes you from time to time (including amounts owed to you as wages or other compensation, fringe benefits, or vacation pay, as well as, any other amounts owed to you by the Company) may be offset, to the extent of the amounts you owe the Company, provided that amounts owed to you which constitute “non-qualified deferred compensation” under Code Section 409A shall only be offset to the extent allowed under Code Section 409A. Whether or not the Company elects to make any set-off for the full amount owed, calculated as set forth above, you agree to pay immediately the unpaid balance to the Company. You may be released from obligations under this Section only if the Committee or an Authorized Officer determines in its sole discretion that such action is in the best interests of the Company.
13.Assignability and Transfer: This Option shall be personal to you and not be assignable or transferable by you except as otherwise specifically provided in this document or the Plan.
Notwithstanding the preceding sentence, for employees who are Senior Vice Presidents of Kellogg Company or an equivalent or higher level, upon the approval by the Company’s Legal and Compliance Department, you can transfer this Option to (a) members of your immediate family (spouse, children, stepchildren, grandchildren); (b) a trust of the benefit of such family members; (c) a partnership whose only partners are such family members; and (d) pursuant to decrees of domestic relations orders from tribunals or agencies of competent jurisdiction authorized by laws in the state to provide such orders. The Company shall not be obligated to provide any family member notices regarding this Option, including, but not limited to, early termination of this Option due to termination of the transferor’s employment. Consideration cannot be paid for the transfer of this Option. All terms and conditions applicable to this Option prior to its transfer shall remain in place. Subsequent transfers by the transferee are not permitted except by the laws of descent and distribution, and by will.
14.Administration: The Plan and this Option shall be administered and interpreted by the Committee, as provided in the Plan. Any decision, interpretation or other action made or taken in good faith by the Committee or an appropriately designated proxy, arising out of or in connection with the Plan shall be final, binding and conclusive on the Company and all employees and their respective heirs, executors, administrators, successors and assigns. Determinations by the Committee or an appropriately designated proxy, including without limitation determinations of employee eligibility, the form, amount and timing of awards, the terms and provisions of awards, and the agreements evidencing awards, need not be uniform and may be made selectively among eligible employees who receive or are eligible to receive awards under the Plan, whether or not such eligible employees are similarly situated. The Committee may amend this Option to the extent provided in the Plan or this Option.
The Plan is hereby incorporated by reference. Capitalized terms not defined herein shall have the meaning given such term in the Plan. In the event of any conflict between the Plan and this Option, the provisions of the Plan shall control and this Option shall be deemed modified accordingly.

15.Benefits: This document does not confer on you any right to continue in the employ of the Company, nor does it interfere with the Company’s right to terminate your employment or alter other duties at any time. This Option will not be deemed to be compensation for purposes of computing benefits under any retirement plan of the Company, nor will it affect benefits under any other benefit plan, including any benefit plan under which the availability or amount of benefits is related to compensation. The grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options. All decisions with respect to future option grants, if any, will be at the sole discretion of the Company.
16.Substitution: The Committee shall have the ability to substitute, without receiving your permission, Stock Appreciation Rights to be paid only in shares of Common Stock for any or all outstanding Options on a one-for-one basis; so long as the term of the substituted Stock Appreciation Rights is the same as the term of the Options and the exercise price of the Stock Appreciation Rights is the same as the exercise price of the Options, provided that such substitution shall not be allowed to the extent any such substitution constitutes a “modification” of this Option for purposes of Code Section 409A and Treasury Regulation 1.409A-1(b)(5)(v).
17.Recordkeeping and Authorization: By accepting this Option, you (i) authorize the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services to disclose to the Company such information and data as the Company shall request in order to facilitate the grant of options and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize the Company to store and transmit such information in electronic form.
18.Severability: The provisions of this Option are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.
These terms and conditions are subject to the provisions of the Kellogg Company 2017 Long Term Incentive Plan document and any additional terms and conditions as determined by the Committee.
Date: February 2021